EX-23.1
                          Independent Auditors' Consent


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of First Mariner Bancorp on Form S-3/A of our report dated February 14, 2003, relating to the consolidated statements of financial condition of First Mariner Bancorp as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of First Mariner Bancorp, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



/s/Stegman & Company



Baltimore, Maryland
August 25, 2003